Encore Reports a 42% Increase in
Fully Diluted Earnings Per Share for the Second Quarter of 2005

San Diego, CA – August 4, 2005 – Encore Capital Group, Inc. (Nasdaq: ECPG), a leading accounts receivable management firm, today reported consolidated financial results for the second quarter ended June 30, 2005.

For the second quarter of 2005:

  Gross collections were $70.4 million, a 23% increase over the $57.4 million in the same period of the prior year
  Total revenues were $53.8 million, a 23% increase over the $43.6 million in the same period of the prior year
  Net income was $8.1 million, a 45% increase over the $5.6 million in the same period of the prior year
  Earnings per fully diluted share were $0.34, a 42% increase over the $0.24 in the same period of the prior year.

“Our second quarter performance represented the highest levels of collections, revenues, and earnings per share in the history of the Company,” said Carl C. Gregory, III, Vice Chairman and CEO of Encore Capital Group, Inc. “The development of highly effective alternative collection channels and the use of sophisticated consumer level analytics that determine the most appropriate collection channel for each account are driving strong increases in the productivity of our collection efforts. This is particularly evident in the increased penetration of our more seasoned portfolios.”

“Importantly, during the second quarter we also took a major step towards supporting the long term growth and profitability of the Company with our unique portfolio acquisition and forward-flow agreement with Jefferson Capital. We believe this transaction mitigates the problem presented by the increasingly competitive purchase market for portfolios," said Mr. Gregory.

Second Quarter Financial Highlights

Revenue recognized, as a percentage of collections, was 76% in the second quarter of 2005, the same percentage as in the second quarter of 2004. Consistent with recent trends, the percentage of collections recognized as revenue reflects the deeper penetration of portfolios.

Total operating expenses for the second quarter of 2005 were $31.9 million, compared with $25.4 million in the second quarter of 2004, while cost per dollar collected increased slightly from 44% to 45%.

Total interest expense was $8.4 million in the second quarter of 2005, compared to $9.0 million in the second quarter of 2004. Due to the strong collections on older portfolios that require contingent interest payments to the provider of the Company’s previous credit facility, the level of contingent interest has remained above initial expectations for 2005. The Company continues to expect a decline in contingent interest in future quarters, with the degree of decline dependent upon the rate of liquidation of the older portfolios.

In addition to the $2.8 billion portfolio purchased from Jefferson Capital, the Company spent $25.3 million to purchase approximately $874.0 million in face value of credit card and automobile deficiency portfolios.

Outlook

Management reaffirms its guidance for 2005 earnings per share of $1.25 to $1.33. This guidance reflects  management's estimate of after-tax contingent interest expense being approximately  $0.25 per share during the second half of 2005.

Commenting on the outlook for the Company, Brandon Black, President and COO, said, “Our core collection business is performing well and the Jefferson Capital transaction ensures that we will have a steady supply of reasonably priced charge-offs to fuel the continued growth of this business. Furthermore, given our new $200 million credit facility with J.P. Morgan Chase, we have ample access to resources that will allow us to capitalize on a wide range of opportunities that can drive increased shareholder value in the future.”

Conference Call and Webcast
The Company will hold a conference call today at 2:00 PM Pacific time / 5:00 P.M. Eastern time to discuss the second quarter results. Members of the public are invited to listen to the live conference call via the Internet.

To hear the presentation, log on at the Investor Relations page of the Company’s web site at www.encorecapitalgroup.com. For those who cannot listen to the live broadcast, a replay of the conference call will be available shortly after the call at the same location.

About Encore Capital Group, Inc.
Encore Capital Group, Inc. is a systems-driven purchaser and manager of charged-off consumer receivables portfolios. More information on the company can be found at www.encorecapitalgroup.com.

Forward Looking Statements
The statements in this press release that are not historical facts, including, most importantly, those statements preceded by, or that include, the words “may,” “believes,” “projects,” “expects,” “anticipates” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). These statements may include, but are not limited to, projections of future contingent interest expense, purchase volumes, revenues, income or loss (including our expectations regarding the current environment for and timing of portfolio purchases and the resulting effect on revenue recognition rates and profitability); plans for future acquisitions, operations, products or services; and financing needs or plans, as well as assumptions relating to those matters. For all “forward-looking statements,” the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Such forward-looking statements involve risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company and our subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could affect the Company’s results and cause them to materially differ from those contained in the forward-looking statements include: the Company’s ability to purchase receivables portfolios on acceptable terms and in sufficient quantities; the Company’s ability to acquire and collect on portfolios consisting of new types of receivables; the Company’s ability to recover sufficient amounts on or with respect to receivables to fund operations; the Company’s ability to successfully execute acquisitions; the Company’s continued servicing of receivables in its third party financing transactions; the Company’s ability to hire and retain qualified personnel to recover on its receivables efficiently; changes in, or failure to comply with, government regulations; the costs, uncertainties and other effects of legal and administrative proceedings; and risk factors and cautionary statements made in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2004. Forward-looking statements speak only as of the date the statement was made. They are inherently subject to risks and uncertainties, some of which the Company cannot predict or quantify. Future events and actual results could differ materially from the forward-looking statements. The Company will not undertake and specifically declines any obligation to publicly release the result of any revisions to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, whether as the result of new information, future events or for any other reason. In addition, it is the Company’s policy generally not to make any specific projections as to future earnings, and the Company does not endorse any projections regarding future performance that may be made by third parties.

CONTACT:
Encore Capital Group, Inc. (Shareholders/Analysts)
Carl C. Gregory, III, 858-309-6961
carl.gregory@encorecapitalgroup.com
or J. Brandon Black, 858-309-6963
brandon.black@encorecapitalgroup.com
or
Financial Relations Board (Press)
Tony Rossi, 310-407-6563 (Investor Relations)
trossi@financialrelationsboard.com

ENCORE CAPITAL GROUP, INC.
Condensed Consolidated Statements of Financial Condition
(In Thousands, Except Par Value Amounts)

	June 30,
	2005	December 31,
	(Unaudited)	2004 (A)

Assets
Cash and cash equivalents	$18,949	$9,731
Investments in marketable securities	-	40,000
Restricted cash	2,930	3,432
Investment in receivable portfolios, net	246,070	137,963
Property and equipment, net of accumulated
depreciation of $9,789 and $12,097, respectively	3,483	3,360
Deferred tax assets, net	2,470	361
Forward flow asset	42,152	-
Other assets	8,850	6,295
Goodwill	5,000	-

Total assets	$329,904	$201,142

Liabilities and Stockholders' Equity
Liabilities:
Accounts payable and accrued liabilities	$17,540	$17,418
Accrued contingent interest	18,042	20,881
Income tax payable	1,129	-
Notes payable and other borrowings	179,907	66,567
Capital lease obligations	166	261

Total liabilities	216,784	105,127

Commitments and Contingencies
Stockholders' equity:
Preferred stock, $.01 par value, 5,000 shares
authorized, and no shares issued and outstanding	-	-
Common stock, $.01 par value, 50,000 shares authorized,
and 22,326 shares and 22,166 shares issued and outstanding
as of June 30, 2005 and December 31, 2004, respectively	224	222
Additional paid-in capital	68,407	66,788
Accumulated earnings	44,383	28,834
Accumulated other comprehensive income	106	171

Total stockholders' equity	113,120	96,015

Total liabilities and stockholders' equity	$329,904	$201,142

(A) Derived from the audited consolidated financial statements as of December 31, 2004.

ENCORE CAPITAL GROUP, INC.
Condensed Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

Revenue
Revenue from receivable portfolios	$53,519	$43,432	$103,939	$85,523
Servicing fees and other related revenue	239	154	295	450

Total revenue	53,758	43,586	104,234	85,973

Operating expenses
Salaries and employee benefits	12,375	11,852	24,975	23,476
Cost of legal collections	8,631	6,701	16,987	12,203
Other operating expenses	4,150	3,387	8,792	6,809
Collection agency commissions	3,462	868	5,486	1,540
General and administrative expenses	2,869	2,154	5,027	3,807
Depreciation and amortization	417	473	928	917

Total operating expenses	31,904	25,435	62,195	48,752

Income before other income (expense)
and income taxes	21,854	18,151	42,039	37,221
Other income (expense)
Interest expense	(8,384)	(8,977)	(16,471)	(18,259)
Other income	203	166	608	320

Income before income taxes	13,673	9,340	26,176	19,282
Provision for income taxes	(5,576)	(3,745)	(10,627)	(7,672)

Net income	$8,097	$5,595	$15,549	$11,610

Weighted average shares outstanding	22,286	22,048	22,257	22,035
Incremental shares from assumed conversion
of stock options	1,231	1,391	1,309	1,407

Adjusted weighted average shares outstanding	23,517	23,439	23,566	23,442

Earnings per share - Basic	$0.36	$0.25	$0.70	$0.53

Earnings per share - Diluted	$0.34	$0.24	$0.66	$0.50

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